Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements (Nos. 333-239927, 333-254459, 333-263090, 333-270424, 333-277765, 333-284348, and 333-292860) on Form S-8 and (Nos. 333-274314 and 333-285620) on Form S-3 of our report dated March 9, 2026, with respect to the consolidated financial statements of ALX Oncology Holdings Inc.

/s/ KPMG LLP

San Francisco, California

March 9, 2026